600 North Hurstbourne Parkway
Suite 300
Louisville, Kentucky 40222
(502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: December 11, 2013

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces Agreement in Principle to Settle Putative Class Action Lawsuit

Louisville, KY (December 11, 2013) (NYSE MKT: NLP) – NTS Realty Holdings Limited Partnership (the “Company”, “we”, “us” or “our”) announced today that it has reached an agreement in principle with the plaintiffs to settle the putative class action lawsuit entitled Dannis, Stephen, et al. v. Nichols, J.D., et al., Case No. 13-CI-00452, pending against the Company, NTS Realty Capital, Inc., our managing general partner (“Realty Capital”), each of the members of the board of directors of Realty Capital, NTS Realty Partners, LLC, NTS Merger Parent, LLC (“Parent”) and NTS Merger Sub, LLC (“Merger Sub”) in Jefferson County Circuit Court of the Commonwealth of Kentucky.  The proposed settlement involves claims relating to the Company’s previously proposed merger with Merger Sub (the “Merger”) pursuant to that certain Agreement and Plan of Merger among Parent, Merger Sub, Realty Capital and the Company (the “Merger Agreement”) dated December 27, 2012.  The special committee of Realty Capital’s board of directors (the “Special Committee”) previously terminated the Merger Agreement on October 18, 2013.

The proposed litigation settlement was conditionally approved by the Special Committee and the board of directors of Realty Capital at separate meetings held on December 10, 2013.  Under the proposed litigation settlement, Merger Sub would merge with and into the Company pursuant to a merger agreement.  If the merger is consummated, the Company would continue as the surviving entity, and all of our limited partnership units (“Units”), other than Units owned by our founder and the Chairman of Realty Capital, J.D. Nichols, the President and Chief Executive Officer of Realty Capital, Brian F. Lavin, and certain of their affiliates (collectively, the “Purchasers”), would be canceled and converted automatically into the right to receive a cash payment equal to $9.25 per Unit  (less attorneys’ fees and expenses of plaintiffs’ counsel, in an amount awarded by the Court, if any).

The proposed litigation settlement is subject to certain conditions, including, among others,

•	negotiation and documentation of a definitive litigation settlement agreement, including, as exhibits thereto, merger and voting and support agreements;
•	receipt by Merger Sub of financing that is sufficient to pay the merger consideration and related expenses of the transaction;
•	distribution of a definitive proxy statement to our unitholders; and
•	approval by the Court.

The merger and related transactions are expected to be completed in the first half of 2014.  However, there can be no assurance that the proposed litigation settlement will be approved by the Court or that the merger will be consummated on the terms described herein or at all.

Interested parties are urged to read relevant documents, when and if filed by the Company with the Securities and Exchange Commission, because they will contain important information.  The Company will file a proxy statement and other documents regarding the proposed merger with the SEC, and the definitive proxy statement will be sent to unitholders seeking their approval of the merger agreement at a special meeting of unitholders.  Unitholders are urged to read the proxy statement and any other relevant document when they become available because they will contain important information about us, the proposed merger and related matters.  Interested parties may obtain a free copy of the definitive proxy statement (when available) and other documents filed by us with the SEC at the SEC’s web site at www.sec.gov.

The Company, Realty Capital and Realty Capital’s directors, executive officers and other members of its management and employees (including Messrs. Nichols and Lavin) may be deemed participants in the solicitation of proxies from the unitholders of the Company in connection with the proposed transactions.  Information regarding the special interests of persons who may be deemed to be such participants in the proposed transactions will be included in the proxy statement described above.  Additional information regarding the directors and executive officers of the Company and Realty Capital is also included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on March 22, 2013, and subsequent statements of changes in beneficial ownership on file with the SEC.  These documents are available free of charge at the SEC’s web site at www.sec.gov.

About NTS Realty Holdings Limited Partnership

The Company currently owns, wholly, as a tenant in common with unaffiliated co-owners, or through joint venture investments with affiliated and unaffiliated third parties, twenty-four properties comprised of fifteen multifamily properties, seven office buildings and business centers and two retail properties.  The properties are located in and around Louisville and Lexington, Kentucky, Nashville and Memphis, Tennessee, Richmond, Virginia, Fort Lauderdale and Orlando, Florida, Indianapolis, Indiana and Atlanta, Georgia.  The Company's limited partnership units are listed on the NYSE MKT platform under the trading symbol of "NLP."

Forward Looking Statements

This press release contains forward looking statements that can be identified by the use of words like “would,” “believe,” “expect,” “may,” “could,” “intend,” “project,” “estimate” or “anticipate.” These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company's beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s most recent annual report on Form 10-K, which was filed on March 22, 2013, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.